                                                                  EXHIBIT 11.01

               FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

   STATEMENT REGARDING COMPUTATION OF PRO FORMA NET INCOME PER COMMON SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED
                              YEARS ENDED MARCH 31,            JUNE 30,
                            ----------------------------  --------------------
                              1994      1995      1996      1995       1996
                            --------  --------  --------  ---------  ---------
Net Income Per Share: (1)
 Weighted average number of
  common shares
  outstanding..............   49,800    49,800    49,800     49,800     49,800
 Shares repurchased in
  conjunction with the
  Recapitalization (2).....  (46,832)  (46,832)  (46,832)   (46,832)   (46,832)
 Shares issued in
  conjunction with the
  Recapitalization (3).....   11,165    11,165    11,165     11,165     11,165
 Shares granted to
  management...............       37        37        37         37         37
 Shares purchased by
  management (4)...........      232       232       232        232        232
 Shares issued upon assumed
  exercise of outstanding
  warrants (5).............      288       288       288        288        288
 Shares issued upon assumed
  exercise of outstanding
  options (6)..............    1,361     1,361     1,361      1,361      1,361
                            --------  --------  --------  ---------  ---------
 Weighted average number of
  common and common
  equivalent shares
  outstanding..............   16,051    16,051    16,051     16,051     16,051
                            ========  ========  ========  =========  =========
Net income.................   $1,518    $2,830   $12,790     $2,182     $2,215
                            ========  ========  ========  =========  =========
Net income per common
 share.....................    $0.09     $0.18     $0.80      $0.14      $0.14
                            ========  ========  ========  =========  =========
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(1) Shares reflect a 100,000-for-one stock split effected in connection with the Recapitalization and a split of 1.66-for-one anticipated to be effected in October 1996 have been restated for all periods presented.
(2) Shares were repurchased from THIN International for $151.9 million in connection with the Recapitalization and are assumed to be outstanding for all periods presented.
(3) Shares were issued to the Centre Entities for $36.0 million in connection with the Recapitalization and are assumed to be outstanding for all periods presented.
(4) Shares purchased by management for approximately $3.25 per share which are assumed to be outstanding for all periods presented.
(5) Represents warrants attached to the Bridge Notes, at approximately $0.0006 per warrant, which are assumed to be outstanding for all periods presented, using the treasury stock method at the assumed initial offering price of $15.00 per share, regardless of whether they are anti-dilutive.
(6) Represents 1,738,270 stock options exercised at fair value of stock prior to the Offering, estimated at approximately $3.25 per option, which are assumed to be outstanding for all periods presented, using the treasury stock method at the assumed initial offering price of $15.00 per share, regardless of whether they are anti-dilutive.